Exhibit 10.2

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT is made and entered into this 20th day of April, 2005, by and between Northern Lights Ethanol, LLC, a South Dakota limited liability company, (the “Company”) and Broin Management, LLC, a Minnesota limited liability company (“Broin Management”).

RECITALS

A.                                   Company owns and operates an ethanol production facility for the production and marketing of ethanol and ethanol co-products near Big Stone City, South Dakota.

B.                                     Broin Management is in the business of managing and operating ethanol production facilities and currently manages the Company’s Ethanol Plant pursuant to that certain Management Agreement dated November 2, 2000, originally executed by Northern Growers Cooperative and Broin Management, which agreement was later assigned to the Company.

C.                                     The term of the November 2, 2000, Management Agreement expires effective as of June 30, 2005.

D.                                    Company desires to engage the services of Broin Management to continue managing the Company’s operations, including the Ethanol Plant, and Broin Management desires to provide such services, all in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement, Company and Broin Management agree as follows:

SECTION 1 DEFINITIONS

1.1                                 “Additional Services” means the additional services described in Section 6.3.

1.2                                 “Affiliate” means Broin and Associates, Inc., Broin Enterprises, Inc., Ethanol Products, LLC, Jeffrey S. Broin, Robert L. Broin, Todd R. Broin, or any other present or future company of which 10% or more of the outstanding securities are owned or controlled by Broin Management or one or more Affiliates.

1.3                                 “Board” means the Board of Managers elected by the Company’s owners to manage Company pursuant to Company’s organization documents.

1.4                                 “Commencement Date” means July 1, 2005.

1.5                                 “Confidentiality Agreement” means the Confidentiality and Nondisclosure Agreement dated April 20, 2005, between Company and Broin and Associates, Inc., and/or any amendment, modification or replacement agreement between Company and Broin and Associates, Inc., with respect to the protection and disclosure of Confidential Information.

1.6                                 “Confidential Information” means the Confidential Information as defined in the Confidentiality Agreement.  Confidential Information does not include the Company’s financial information to the extent that it is required to be disclosed pursuant to federal securities laws, rules, regulations and orders, and membership information.

1.7                                 “Dakota Gold Marketing Agreement” means the DDGS Marketing and Services Agreement dated March 8, 2002, between Company and Broin Enterprises, Inc., d/b/a Dakota Commodities, n/k/a Dakota Gold Marketing, as amended and/or replaced from time to time by Company and Broin Enterprises, Inc., d/b/a Dakota Gold Marketing.

1.8                                 “Effective Date” means July 1, 2005.

1.9                                 “Ethanol Marketing and Services Agreement” means the Ethanol Marketing and Services Agreement dated March 5, 2002, between Company and Ethanol Products, LLC, as amended and/or replaced from time to time by Company and Ethanol Products, LLC.

1.10                           “Ethanol Plant” means the ethanol production facility owned and operated by Company at 48416 - 144th Street, Big Stone City, South Dakota.

1.11                           “License Agreement” means the Licensing Agreement dated November 2, 2000, originally executed by Broin and Associates, Inc. and Northern Growers Cooperative, which was assigned to Company, as amended and/or replaced from time to time by Company and Broin and Associates, Inc.

1.12                           “Incentive Management Bonus” means an incentive management bonus to be paid by Company to Broin Management in an amount equal to five percent (5%) of Company’s Net Income, as described in Section 5.2.

1.13                           “Management Fee” means the management fee to be paid by Company to Broin Management in the sum of $450,000.00 per year, as adjusted annually pursuant to Section 5.1.

1.14                           “Net Income” means Company’s net income as determined under Generally Accepted Accounting Principles applied on a consistent basis, but determined before any expense is recorded for the Incentive Management Bonus, and income taxes paid or to be paid by Company to the United States of America or any State thereof.

1.15                           “New Technology” means: (i) new inventions and discoveries for the construction and operation of the Ethanol Plant, other than those inventions and discoveries which simplify and enhance the cook/fermentation process, the manufacture of the Licensed Products and/or the use of the Licensed Methods;  (ii) technology in research, development, or testing stage, and technology to be researched, developed or tested by Licensor subsequent to the date of this Agreement, other than those which simply enhance the cook/fermentation process; (iii) any processes, systems, diagrams, information, balances, blueprints, configurations, manuals, videotapes or any other proprietary rights, patents, trademarks, copyrights, trade secrets, formulas, research data, know-how, process control systems, software certifications and specifications and other technology that is not part of the Technology; (iv) the raw starch technology subject to Patent Application 10/798226, filed March 10, 2004; and (v) the corn fractionation technology subject to Patent Application 60/552108, filed March 10, 2004. New Technology shall not include any portion of the “Licensor’s Technology” defined in, and licensed to Company under, the License Agreement.

1.16                           “New Technology Services” means the management, technical, and engineering services which may be rendered by Broin Management and/or its Affiliates pursuant to Section 6.2 for the purpose of researching, developing, and/or implementing New Technology.

1.17                           “Operational Costs” means all normal and reasonable costs and expenses directly and indirectly associated with the management and operation of Company, including the Ethanol Plant, determined by using Generally Accepted Accounting Principles applied on a consistent basis.  Operational Costs include, without limitation, administrative and general overhead expenses, utilities, production inputs, production supplies, transportation costs, general supplies, raw material acquisitions, insurance premiums, marketing expenses, repair expenses, maintenance expenses, engineering expenses, data processing expenses, legal, accounting and audit fees, billing and collection expenses, expenses of preparing tax returns and reports, taxes, travel expenses, telephone expenses, salaries of Ethanol Plant employees other than the general manager and the technical manager (including Company’s share of social security and Medicare taxes, pension or profit sharing plan contributions, and the cost of other employee benefits), interest, lease payments, depreciation, and other incidental business expenses incurred by Company and by Broin Management directly on behalf of Company in connection with Company’s business and the operation of the Ethanol Plant, but excluding the expenses associated with the non-reimbursable services identified in

Section 6.1.

1.18                           “Technology” means: (i) all of the “Licensor’s Technology” defined in the License Agreement; (ii) all processes, systems, diagrams, information, balances, blueprints, configurations, manuals, videotapes, proprietary rights, patents, trademarks, copyrights, trade secrets, formulas, research data, know-how, process control systems, software configurations and specifications, and other technology required to operate the Ethanol Plant to manufacture the Licensed Products, and/or use the Licensed methods with a cook/fermentation process; and (iii) any of the foregoing directed to the manufacture of the Licensed Products and/or use of the Licensed Methods using the cook/fermentation process that Licensor may own or gain rights to license during the term of this Agreement, but not including the New Technology until so specified in an Addendum.

SECTION 2 ENGAGEMENT OF BROIN MANAGEMENT

2.1                                  Company’s Exclusive Manager.  On the terms and subject to the conditions of this Agreement, Company hereby engages Broin Management as Company’s agent and exclusive manager of Company’s operations including the operation of the Ethanol Plant.  Broin Management hereby agrees to perform, either directly or through its subcontractors, including its Affiliates, the services set forth in this Agreement.

2.2                                  Mutual Cooperation. The parties shall cooperate, each with the other, to maximize the long-term success and profitability of the Company.

SECTION 3 BROIN MANAGEMENT’S DUTIES AND AUTHORITY

3.1                                 Broin Management’s Duties. Broin Management agrees to cooperate with Company in the performance of Company’s duties and responsibilities under this Agreement, to act in good faith, and to do all things reasonably necessary to operate the Ethanol Plant.  To this end, Broin Management’s officers, managers and employees agree to perform their respective duties in a professional and competent manner.

3.2                                 Authority. Broin Management shall have the day-to-day management control of Company, including the Ethanol Plant, and shall have the power and authority, at Company’s expense, to take all actions necessary or appropriate to operate Company’s business. Specifically, Broin Management shall have, without limitation, the power and authority:

A.                                   To implement the Board’s policies and decisions.

B.                                     To manage, supervise, and conduct in good faith the Ethanol Plant’s and Company’s day-to-day affairs, operations, communications and public relations.

C.                                     To hire, train, and dismiss Company’s employees, independent contractors, professionals, and consultants.

D.                                    To purchase, lease, or otherwise obtain the right to use for Company’s benefit, land, buildings, furniture, fixtures, equipment, computer hardware and software, and other tangible and intangible assets. New purchases of the foregoing in amounts exceeding $100,000.00 for any single item (or an aggregate of $250,000.00 per year) must be approved in advance by Company’s Board, which approval shall not be unreasonably withheld. As used in the preceding sentence, “new purchases” does not refer to land, buildings, furniture, fixtures, equipment, computer hardware and software, and other tangible and intangible assets associated with the initial construction of the Ethanol Plant or associated with future expansions of the Ethanol Plant approved by the Board. Nor does “new purchases” refer to repairs to or replacements of the buildings, furniture, fixtures, equipment, computer hardware and software, and other tangible and intangible assets of the Ethanol Plant.

E.                                      To purchase corn, other ingredients required to produce ethanol and ethanol co-products, natural gas, electricity, water, and other energy and utility services.

F.                                      To maintain Company’s records and accounts of operations, receipts, and expenditures, and furnish Company with all necessary tax reporting information.

G.                                     To recommend to the Board, from time to time, the execution of contracts with Affiliates and other persons for the marketing of Company’s ethanol and ethanol co-products, and for the design, construction, repair, improvement, expansion, and operation of the Ethanol Plant.

H.                                    To execute all contracts, documents and instruments of any kind or character which Broin Management, in its reasonable discretion, shall deem necessary or appropriate to carry out its duties and responsibilities.

I.                                         To establish deposit and investment accounts, deposit cash receipts, invest cash receipts, and disburse the same.

J.                                        To purchase for Company, at Company’s expense, liability, hazard, and other insurance policies.

3.3                                 Powers Reserved by Company. Broin Management shall not have the power and authority to take the following actions, which actions are reserved to Company:

A.                                   To amend or modify Company’s organizational documents.

B.                                     To approve on Company’s behalf contracts with Broin Management and/or its Affiliates.

C.                                     To borrow money and pledge, mortgage, or assign, and grant security interests in, Company’s assets.

D.                                    To declare and make dividend, partnership, and other distributions to Company’s owners.

E.                                      To approve the purchase of land, buildings, furniture, fixtures, equipment, and other tangible and intangible assets, except that Broin Management shall also have the power and authority to do the foregoing to the extent set forth in Section 3.2 D.

F.                                      To approve such other actions as are presented to Company for decision at the request of Broin Management.

3.4                                 Other Contracts with Broin Management and Affiliates. Broin Management, its Affiliates and their respective officers, directors, managers, members, and shareholders shall be entitled to do the following with the Board’s approval:

A.                                   Contract with Company or the Ethanol Plant.

B.                                     Enter into transactions with Company, including the purchase or sale of goods, supplies, equipment, or services of any kind whatsoever.

C.                                     Loan money to Company.

SECTION 4 COMPANY’S DUTIES

4.1                                 Company’s Duties. Company agrees to cooperate with Broin Management in the performance of Broin Management’s duties and responsibilities under this Agreement, to act in good faith, and to do all things reasonably necessary to aid Broin Management’s performance as an independent contractor under the terms of this Agreement.  To this end, Company’s officers, managers and employees agree to perform their respective duties in a professional and competent manner.

SECTION 5 FEES, BONUSES, AND EXPENSES

5.1                                 Management Fee. Company shall pay to Broin Management the Management Fee of $450,000.00 per year, as defined in Section 1.13, payable in equal monthly installments due on the first day of each month.  The first monthly Management Fee payment shall begin on the Commencement Date, as defined in Section 1.4. If the Commencement Date is a date other than the first day of the month, then the first monthly Management Fee payment shall be prorated for that portion of the month from the Commencement Date to the last day of the month.  Subsequent monthly Management Fee payments shall be due and payable on the first day of each month following the Commencement Date.  The Management Fee shall be adjusted annually for inflation on March 1st of each year based on the Consumer Price Index, All Urban Consumers (CPIU) U.S. City Average (All Items Category) with a standard reference base period of 1982-84 = 100, or as subsequently updated (the “CPI”). The Management Fee shall be calculated for each subsequent year by first determining the percentage increase in the CPI from the previous twelve (12) month period for which the CPI information has been published.  The percentage increase in the CPI for the previous twelve (12) month period shall then be multiplied by the Management Fee in effect for the previous twelve (12) month period and added to the Management Fee in effect during the previous twelve (12) month period.  The percentage increase in the Management Fee for any given year shall not exceed seven percent (7%).

5.2                                 Incentive Management Bonus. In addition to the Management Fee, Company shall pay to Broin Management quarterly the Incentive Management Bonus. The Incentive Management Bonus shall be due and payable within forty-five (45) days of the end of each of Company’s first three (3) fiscal quarters. Following Company’s fourth (4th) fiscal quarter, a final payment shall be made within thirty (30) days following the completion of the audit of Company’s financial records.  The final payment shall be adjusted such that, when added to the Incentive Management Bonus payments made following the first three (3) quarters, the total Incentive Management Bonus for the entire fiscal year shall equal five percent (5%) of Company’s audited annual Net Income. If the Incentive Management Bonus payments made following the first three (3) fiscal quarters exceed five percent (5%) of Company’s audited annual Net Income, Broin Management shall return to Company within thirty (30) days following completion of the audit of Company’s financial records, the amount of the overpayment.

5.3                                 Reimbursement of Operational Costs. All expenses reasonably incurred by Broin Management on behalf of Company and the Ethanol Plant shall constitute Operational Costs. Subject to Section 6, all Operational Costs shall be borne by Company.  To the extent Broin Management pays Company’s Operational Costs, Company shall reimburse Broin Management within fifteen (15) days of receipt of an expense report from Broin Management. All Operational Costs for which reimbursement is requested shall be reasonable in amount and incurred in furtherance of Company’s business.

SECTION 6 ADDITIONAL SERVICES

6.1                                 Non-Reimbursable Services. Broin Management, either directly or through its Affiliates, shall provide to Company certain management, technical, and engineering services to maintain the Ethanol Plant’s operations pursuant to the License Agreement dated November 2, 2000, utilizing the cook/fermentation process, without reimbursement for the expenses directly incurred in connection therewith, other than travel expenses. Examples of services to be rendered without reimbursement, except for travel expenses, include the following:

A.                                   The full-time services of an ethanol plant general manager and an ethanol plant technical manager, including their salaries and benefits.

B.                                     Ongoing process consulting services by Broin and Associates, Inc. with respect to the Technology licensed under the License Agreement.

C.                                     Ongoing engineering services by Broin and Associates, Inc. with respect to the Technology licensed under the License Agreement.

D.                                    Ongoing distributive control systems services by Broin and Associates, Inc. with respect to the Technology licensed under the License Agreement.

E.                                      Ongoing operations assistance by Broin and Associates, Inc. with respect to the Technology licensed under the License Agreement.

F.                                      Ongoing microbiology consulting services by Broin and Associates, Inc. with respect to the Technology licensed under the License Agreement.

G.                                     Access to selected group pricing for inputs to the production process if and to the extent available.

H.                                    Ongoing Technology enhancements and updates by Broin and Associates, Inc., with respect to the Technology licensed under the License Agreement.

I.                                         Benchmarking of the Ethanol Plant’s performance as against the performance of other ethanol plants managed by Broin Management in a similar market.  This information will not identify the other plants but will indicate where the Ethanol Plant and Company stand in relation to the other Broin Management managed plants.

6.2                                 New Technology Services. Broin Management and/or its Affiliates may make available to Company from time to time, but shall not be obligated to do so, the New Technology Services, as defined in Section 1.16. The management, technical and engineering services described in Section 6.1 are separate and distinct from the New Technology Services.  If Broin Management and/or its Affiliates offer to provide to Company the New Technology Services and Company accepts such services, the agreement of the parties, including any fees associated therewith, shall be negotiated, reduced to writing, and confirmed in a separate Technology and Patent Rights License Agreement (the “New Technology Agreement”) and one or more Addendums to the New Technology Agreement to be executed by the parties.

6.3                                 Additional Services Under Separate Contracts. Broin Management, for the benefit of Company, may have access to commodity hedging services, finished product pricing services, finished product marketing services, finished product research and development services, and other services related to the production of ethanol and ethanol co-products (the “Additional Services”).  Broin Management and/or its Affiliates may make available to Company the Additional Services. If Broin Management and/or its Affiliates offer to provide to Company the Additional Services and Company accepts such services, the agreement of the parties, including any fees associated therewith, shall be negotiated, reduced to writing, and confirmed in a new contract to be executed by the parties.

SECTION 7 DUTIES OF GENERAL MANAGER

7.1                                 Initial Responsibilities. Broin Management shall provide to Company the full-time services of an ethanol plant general manager.  The general manager’s responsibilities shall be determined and modified from time to time in Broin Management’s reasonable discretion and shall initially include the following:

A.                                   To oversee all of Company’s business operations, including, but not limited to, plant operations, purchasing operations, marketing operations, personnel, and any and all other matters relating to Company’s operations.

B.                                     To timely report to Broin Management and Company on a schedule determined by the Company’s Board financial information and operational information pursuant to policies established by Broin Management and Company.

C.                                     To direct Company communications and public relations, and to foster a positive Company image and relationships with city, community, county, state, and national officials, representatives, residents, and other persons.

D.                                    To adopt, implement, and administer Company’s compensation and benefits packages in effect from time to time.

E.                                      To be knowledgeable of all relevant activities of the state legislature and United States Congress, to encourage the retention and/or expansion of current incentives available to the ethanol industry, and to promote any state or federal legislative effort as directed by Broin Management.

F.                                      To purchase on Company’s behalf capital assets and services up to the maximum limit for which the general manager has authority to purchase as determined by Broin Management from time to time.

G.                                     To recommend Company’s purchase of capital assets and services in excess of the maximum limit for which the general manager is authorized to purchase, as determined by Broin Management from time to time.

H.                                    To sign checks, withdraw funds, and deposit funds with Company’s financial institutions.

I.                                         To oversee grain and other raw materials purchases, ethanol marketing and sales activities, and ethanol co-product marketing and sales activities.

J.                                        To assume those additional responsibilities assigned by Broin Management from time to time and carry out the directives of Broin Management, and to implement policies adopted by the Company’s Board.

SECTION 8 DUTIES OF TECHNICAL MANAGER

8.1                                 Initial Responsibilities. Broin Management shall provide the full-time services of an ethanol plant technical manager.  The technical manager’s responsibilities shall be determined and modified from time to time in Broin Management’s reasonable discretion.

SECTION 9 EQUIPMENT AND PROPERTY

9.1                                 Company-Owned Property. The ownership of all property and equipment, and replacements thereof, purchased or paid for by Company, shall remain with Company and shall not be removed from the Ethanol Plant, except in the ordinary course of business, without Company’s prior written approval.  Broin Management shall have the use of all Company-owned property and equipment during the term of this Agreement for the purpose of managing Company’s operations and the Ethanol Plant.

9.2                                 Additional Property. Broin Management and/or its Affiliates may, from time to time, install in the Ethanol Plant such other machinery, equipment, software, and other property owned and paid for by Broin Management and/or its Affiliates.  The property owned by Broin Management or its Affiliates shall be listed and such list shall be provided to the Board annually. The Broin Management machinery, equipment, software, and other property may be attached or affixed to Company’s property. All such machinery, equipment, software, and other property purchased by Broin Management and/or its Affiliates and not paid for by Company shall remain the sole property of Broin Management and/or its Affiliates.

Upon termination of this Agreement, Broin Management and/or its Affiliates shall give Company the opportunity to purchase any such Broin Management machinery, equipment, software and other property as is necessary to the normal day-to-day operation of the Ethanol Plant. The purchase price shall be the fair market value of the Broin Management machinery, equipment, software or other property. The parties shall negotiate the purchase price. If they are unable to agree upon the purchase price, the purchase price shall be determined by appraisal by an independent appraiser with knowledge and experience in appraising the type of property involved.  Once the purchase price is determined, Company shall either purchase the property for cash or give Broin Management and/or its Affiliates notice that Company declines to purchase the property.  If Company does not purchase the property, then Broin Management and/or its Affiliates shall remove the Broin Management machinery, equipment, software, and other property and repair any damage caused by such removal.

Broin Management shall not, upon termination of this Agreement, remove any machinery, equipment, software, or other property that would result in the Ethanol Plant becoming non-operational.

SECTION 10 CONFIDENTIAL INFORMATION

10.1                           Confidential Information. Broin Management and Company hereby acknowledge and agree that all written, electronic or other documentation provided by Broin Management to Company is part of the Confidential Information, and is subject to the terms and conditions of the Confidentiality Agreement.  Upon termination of this Agreement, all Confidential Information in the possession of Company shall be removed from Company’s possession and returned to Broin Management, and Company shall retain no written, electronic or other forms of documentation with respect to the Confidential Information.

10.2                           Protection of Confidential Information. Company agrees to protect the Confidential Information, or any part thereof, from disclosure pursuant to the terms and conditions of the Confidentiality Agreement.

10.3                           Ownership of Confidential Information. Company agrees and acknowledges that the Confidential Information is proprietary to and is the sole, exclusive and confidential property of Broin Management and/or its Affiliates, and that Broin Management and/or its Affiliates expressly maintain all rights to the Confidential Information including, but not limited to, copyrights, patent, trademark and trade secret protection as provided in the Confidentiality Agreement and by federal and state law.

Nothing contained in this Agreement shall be construed as granting or employing any transfer to Company of any right in or to the Confidential Information beyond the specific rights granted in the Confidentiality Agreement.

SECTION 11 COMMENCEMENT DATE, TERM, AND TERMINATION

11.1                           Commencement Date. This Agreement shall be effective as of the Effective Date, as defined in Section 1.8. However, Broin Management’s management and operational duties, and Company’s payment obligations, shall not commence until the Commencement Date, as defined in Section 1.4.

11.2                           Term. This Agreement shall be for a term of five (5) years commencing July 1, 2005, and terminating June 30, 2010.

11.3                           Termination by Company. Except as provided in Section 11.5, Company may terminate this Agreement only for “cause.”  “Cause” shall be defined as (i) Broin Management’s fraud, embezzlement, or other illegal conduct; (ii) Broin Management’s substandard performance as compared to other similarly-sized ethanol plants in the region not managed by Broin Management with such substandard performance lasting for a period of twelve (12) consecutive months; and/or (iii) Broin Management’s breach of the terms and conditions of this Agreement. In the event that Company terminates this Agreement for “cause” as defined in subparagraph (i) above, Company shall give Broin Management written notice of termination, and in said event this Agreement shall terminate upon Broin Management’s receipt of said notice.  If Company terminates this Agreement for “cause” as defined in subparagraph (ii) above, Company shall first give Broin Management written notice that Broin Management’s performance as compared to other similarly-sized ethanol plants in the region not managed by Broin Management has been substandard for a period of twelve (12) consecutive months, in which event Broin Management shall have one hundred and eighty (180) days within which to correct its performance.  In the event that Broin Management fails to correct its performance within the one hundred and eighty (180) day period, this Agreement shall terminate without farther notice.  If Company terminates this Agreement for “cause” as defined in subparagraph (iii) above, Company shall first give Broin Management written notice that Broin Management has breached the terms and conditions of this Agreement, stating therein the defaults occurring, in which event Broin Management shall have thirty (30) days within which to correct its performance.  In the event that Broin Management fails to correct its performance within the thirty (30) day period, this Agreement shall terminate without further notice.

11.4                           Termination by Broin Management. Broin Management may terminate this Agreement only for “cause.” “Cause” shall be defined as (i) Company’s failure to keep confidential the Confidential Information; (ii) termination of the Ethanol Marketing Agreement and the Dakota Gold Marketing Agreement, with cause by any party to said contract or without cause by Company, and without the replacement of the contract with an Affiliate, or the expiration of any of the foregoing contracts without the replacement of the contract with an Affiliate; (iii) Company’s failure to timely pay to Broin Management all Management Fees, Incentive Management Bonuses, and/or Operational Costs; and/or (iv) Company’s breach of the terms and conditions of this Agreement.  If Broin Management gives notice of termination of this Agreement for “cause” as defined in subparagraphs (i) and (ii) above, Broin Management shall give Company written notice of termination, in which event this Agreement shall terminate on the sixtieth (60th)  day following the date of Company’s receipt of written notice of termination. In the event that Broin Management terminates this Agreement for “cause” as defined in subparagraph (iii), Broin Management shall give Company written notice of termination, and Company shall have thirty (30) days within which to cure the default.  If Company does not cure the default within the thirty (30) day period, this Agreement shall terminate without further notice.

11.5                           Termination By Company and/or Broin Management.  Either Company or Broin Management may terminate this Agreement upon thirty (30) days prior written notice to the other party, upon the occurrence of any of the following: (i) the destruction of the Ethanol Plant and Company’s decision to not rebuild the Ethanol Plant; (ii) the issuance and enforcement by a government agency of an order that the Ethanol Plant shall cease operations without said order having been vacated or lifted for a period of one hundred eighty (180) days; or (iii) the Company ceases Ethanol Plant operations for a period of one hundred eighty (180) days based on the reasonable business determination of the Board.

11.6                           Payment of Fees. In the event of termination by either Broin Management or Company, Company shall pay to Broin Management all Management Fees and Incentive Management Bonuses earned through the date of termination, and shall reimburse Broin Management for all Operational Costs reasonably incurred by Broin Management through the date of termination.

SECTION 12 COVENANT NOT TO HIRE BROIN EMPLOYEES

12.1                           Prohibition Against Hiring.  Company, its officers, directors, members, managers, subsidiaries, affiliates, successors, assigns, agents, and contractors, including any replacement manager or management company, shall not hire the general manager or the technical manager provided to the Ethanol Plant by Broin Management or any other employee of Broin Management or its Affiliates, without the express written consent of Broin Management or the Affiliate with whom the person was employed.  This prohibition shall begin as of the date of this Agreement and shall continue for a period of two (2) years following the date of termination of this Agreement. This covenant shall be expressly included as a term of any agreement executed by Company under which Company retains a replacement manager or management company.

SECTION 13 ASSIGNMENT

13.1                           Prohibition of Assignment. This Agreement shall not be assignable by either party without the prior written consent of the non-assigning party which consent shall not be unreasonably withheld.

SECTION 14 INDEMNIFICATION AND LIMITATION OF LIABILITY

14.1                           Limitation of Liability. To the fullest extent permitted by law and except as otherwise set forth below, Broin Management shall not be liable to Company or its members for damages arising from an act or omission made by Broin Management in its management of Company and the Ethanol Plant; provided, however, this Section shall not eliminate or limit the liability of Broin Management to the extent Broin Management is found liable for an act or omission not in good faith, that involves Broin Management’s negligence, intentional misconduct, and/or a known violation of the law.

14.2                           Indemnity By Company. Company shall indemnify, hold harmless, and defend Broin Management, and its officers, directors, employees, and agents from and against any and all third-party claims, actions, damages, liabilities, and expenses, attorneys’ and other professional fees, and costs, including but not limited to any of the foregoing arising with respect to the loss of life, personal injury, and/or damage to third parties, arising from or out of Broin Management’s services provided under the terms and conditions of this Agreement, except that Company shall not be obligated to indemnify, hold harmless, and defend Broin Management from (i) negligence or willful and wanton acts of Broin Management and its officers, directors, employees, and agents; (ii) any acts beyond the scope of Broin Management’s services to be rendered under the terms and conditions of this Agreement; and (iii) any violation of law, regulation, ordinance, and/or court orders arising from the negligence or willful and wanton acts of Broin Management and its officers, directors, employees, and agents.

14.3                           Indemnity by Broin Management. Broin Management shall indemnify, hold harmless, and defend Company, and its officers, directors, employees, and agents from and against any and all third-party claims, actions, damages, liabilities, expenses, attorneys’ and other professional fees, and costs, including any of the foregoing with respect to the loss of life, personal injury, and/or damage to property of third parties, arising from or out of (i) the negligence or willful and wanton misconduct of Broin Management and its officers, directors, employees, and agents; (ii) any act beyond the scope of Broin Management’s services to be rendered under the terms and conditions of this Agreement; and (iii) any violation of laws, regulations, ordinances, and/or court orders arising from the negligence or willful and wanton acts of Broin Management and its officers, directors, employees, and agents.

SECTION 15 INSURANCE

15.1                           Company’s Insurance. Company shall carry and maintain at its expense the following insurance policies:

A.                                   A general commercial liability insurance policy to afford protection with limits of not less than $1,000,000.00 with respect to personal injury or death of any one person, $1,000,000.00 with respect to the personal injury or death occurring or resulting from one occurrence, and $2,000,000.00 general aggregate.

B.                                     An all-risk property and casualty insurance policy, written at full insurable value and with replacement cost endorsement, covering Company’s buildings, improvements, equipment, and personal property.

C.                                     An umbrella policy to afford protection with a limit of not less than $5,000,000.00.

D.                                    Workers’ compensation insurance required by applicable law.

E.                                      Business automobile liability and collision insurance with a combined single limit of not less than $1,000,000.00.

15.2                           Broin Management’s Insurance. Broin Management shall carry and maintain at its expense the following insurance policies:

A.                                   A commercial liability insurance policy to afford protection with limits of not less than $1,000,000.00 with respect to personal injury or death of any one person, $1,000,000.00 with respect to the personal injury or death occurring or resulting from one occurrence, and $2,000,000.00 general aggregate.

B.                                     In the event that property is owned by Broin Management and/or its Affiliates and kept at the Ethanol Plant, an all-risk property and casualty insurance policy, written at full insurable value and with replacement cost endorsement, covering Broin Management’s and/or its Affiliates’ property.

C.                                     An umbrella policy to afford protection with a limit of not less than $5,000,000.00.

D.                                    Workers’ compensation insurance required by applicable law.

E.                                      Business automobile liability and collision insurance with the combined single limit of not less than $1,000,000.00.

15.3                           Policy Requirements. The company or companies writing any insurance policies required to be carried or maintained pursuant to this Agreement shall be with a company or companies which shall be licensed to do business in the States in which the parties are organized or incorporated.  The commercial general liability insurance policies of Company and Broin Management shall name the other party as a named insured. All policies shall contain a provision by which the insurer agrees that such policy shall not be canceled except after thirty (30) days’ written notice to the other party.  A certificate of insurance shall be provided to each party upon request.

15.4                           Waiver of Subrogation Claims.  To the extent covered by all risk property and casualty insurance, neither Company nor Broin Management shall be liable to the other party for any loss or damage to any building, improvement, equipment, or other tangible property owned by the other, including but not limited to lost rents, income, and profits, even though such loss or damage might have been occasioned by the negligence of such party, its employees, agents, or contractors.

SECTION 16 MISCELLANEOUS

16.1                           No Partnership or Joint Venture. Broin Management, in the performance of its duties under this Agreement, is an independent contractor. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Company and Broin Management, their successors, and permitted assigns.

16.2                           Additional Documents. Each party shall execute, acknowledge, and/or verify and deliver to the other party any and all documents from time to time that the parties may consider appropriate to carry out the purposes and intent of this Agreement.

16.3                           Governing Law. The validity, construction, interpretation and enforcement of this Agreement shall be governed by the laws of the state in which the Ethanol Plant is located, without giving effect to conflicts of laws or principles thereof.

16.4                           Intentionally Omitted.

16.5                           Severability. In the event that any term, condition, or provision of this Agreement is held to be invalid by any court of competent jurisdiction, such holding shall not invalidate or make unenforceable any other term, condition, or provision of this Agreement. The remaining terms, conditions, and provisions shall be fully severable, and shall be construed and enforced as if such invalid term, condition, or provision had never been inserted in this Agreement initially.

16.6                           Entire Agreement. This Agreement and the Confidentiality Agreement, and any attachments thereto, constitute the entire agreement and understanding of the parties and supercedes all prior agreements and understandings, whether oral or written. No modifications or claimed waiver of any of the provisions of the foregoing shall be valid unless in writing and signed by the duly authorized representative against whom such modification or waiver is sought to be enforced.

16.7                           Headings. The headings used in this Agreement are for convenience only and do not constitute matters to be construed in interpretation of this Agreement.

16.8                           Waivers. No failure by any party to insist upon strict compliance with any term of this Agreement shall constitute a waiver of the party’s right to insist upon strict compliance with such term in the future.

16.9                           Taxes. Company shall be solely responsible for all taxes and charges, now or hereafter imposed by any federal, state, municipal, or other taxing authority, by reason of this Agreement or its performance, including, without limitation, sales and use taxes, but excluding income taxes imposed upon the taxable income of Broin Management. Company shall reimburse Broin Management for any taxes and charges, other than income taxes, imposed on Broin Management by reason of this Agreement or Broin Management’s management of Company and the Ethanol Plant.

16.10                     Notices. Any notice required or permitted herein to be given shall be given in writing and shall be delivered by United States registered or certified mail, return receipt requested, at the addresses set forth below or such address as the parties shall provide notice of from time to time during the term of this Agreement:

To Company:

Northern Lights Ethanol, LLC

Post Office Box 356

Big Stone City, SD 57216

Attention: President

To Broin Management:

Broin Management, LLC

2209 East 57th Street North

Sioux Falls, SD 57104

Attention: President

16.11                     Acceptance. This Agreement shall be effective only after acceptance of its terms by Broin Management at its home office in Sioux Falls, South Dakota. No duties, liabilities, or detriment shall be incurred by either party until the time of acceptance. Notwithstanding any negotiations, representations, or agreements made or entered into prior or contemporaneously with this Agreement, any variance with the terms of this

Agreement, or any variance with the terms of any subsequent agreement entered into by and between the parties, whether oral or written, shall be effective only after acceptance of said terms as provided for in this Section 16.12.

16.12                     Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All counterparts shall be construed together and constitute the same document.

[Signature Page Follows]

COMPANY:		BROIN MANAGEMENT, LLC

NORTHERN LIGHTS ETHANOL, LLC

By:	/s/ Delton Strasser	By:	/s/ Jeff Broin

Its: President		Its: CEO